Exhibit 99.1

CONTACT: Sarah Hofstetter
Net2Phone Corporate Communications
973-438-3838/investor@net2phone.com

FOR IMMEDIATE RELEASE

NET2PHONE COMMENCES CONSENT SOLICITATION

NEWARK–(BUSINESS WIRE)–March 8, 2006– Net2Phone, Inc. (NASDAQ: NTOP – News), a leading Voice over IP (VoIP) enabler for service providers, announced today that it has commenced the solicitation of written consents from the holders of its common stock and Class A common stock to approve and adopt the merger agreement among Net2Phone, IDT Corporation, an international telecom, entertainment and technology company, and NTOP Acquisition, Inc., a wholly-owned subsidiary of IDT, and the merger of NTOP Acquisition with and into Net2Phone, with Net2Phone as the surviving corporation.

The merger, if approved by the requisite consent of Net2Phone’s stockholders, would complete the second and final step of a going-private transaction. IDT completed the first step towards taking Net2Phone private by consummating the IDT tender offer, constituting the tender offer for shares of Net2Phone common stock that expired on December 28, 2005, together with the subsequent offering period that expired on January 27, 2006.

As of March 3, 2006, Net2Phone shares beneficially owned by IDT represented approximately 87.2% of the voting power of Net2Phone’s outstanding capital stock. Pursuant to the merger agreement, IDT has agreed to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and the Net2Phone Certificate of Incorporation to adopt and approve the merger agreement and approve the merger. Accordingly, if the other condition in the merger agreement is satisfied, Net2Phone is likely to complete the merger whether or not its remaining shareholders grant their consent.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on March 10, 2006.

Net2Phone has retained ADP Investor Communications Services to serve as the tabulation agent for the consent solicitation. Questions regarding the solicitation of consents may be directed to ADP Investor Communications Services by telephone at 1-800-690-6903 or in writing to 51 Mercedes Way, Edgewood, NY 11717.

This announcement is not a solicitation of a written consent or proxy. The solicitation will be made solely pursuant to the definitive consent solicitation statement filed by Net2Phone with the Securities and Exchange Commission on March 7, 2006.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turnkey hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone helps cable operators deliver a high quality primary line-type service that includes emergency calling, basic and enhanced features. For more information about Net2Phone's products and services, please visit www.net2phone.com.

Important Additional Information and Where to Find It

Net2Phone filed with the SEC a definitive consent solicitation statement on March 7, 2006. Investors are urged to read the solicitation statement and other relevant materials because they contain important information. A definitive solicitation statement has been sent to Net2Phone stockholders seeking their consent for the transaction. Investors may obtain a free copy of the solicitation statement and other documents filed by Net2Phone with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Net2Phone, Inc., 520 Broad Street, Newark, NJ 07012, Attention: Investor Relations.